Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Equity Trust

We consent to the use of our report dated July 25, 2019, with respect to the financial statements of Voya Corporate Leaders® 100 Fund, Voya Small Company Fund, Voya Mid Cap Research Enhanced Index Fund, and Voya Global Multi-Asset Fund, each a series of Voya Series Fund, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 30, 2019